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                                                       Exhibit (11)

                   FLORIDA ROCK INDUSTRIES, INC.
             COMPUTATION OF EARNINGS PER COMMON SHARE
                            (UNAUDITED)

                            THREE MONTHS ENDED        NINE MONTHS ENDED
                                 JUNE 30,                  JUNE 30,
                              1999        1998         1999            1998

Net income               $13,863,000 12,662,000     33,642,000 27,352,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share       18,837,859  18,857,151   18,848,557 18,825,234

Shares issuable under
 stock options which are
 potentially dilutive        451,697     399,181      414,328    365,770

Shares used for diluted
 earnings per share       19,289,556  19,256,332   19,262,885 19,191,004

Basic earnings per
 common share                   $.74         .67         1.78       1.45

Diluted earnings
 per common share               $.72         .66         1.75       1.43